FOR IMMEDIATE RELEASE
March 15, 2004

IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (NYSE: L, LMC.B) President and CEO, Robert Bennett, will discuss Liberty's supplemental financial information and guidance in a conference call which will begin at 11:00 a.m.
(ET) March 15, 2004. The call can be accessed by dialing (913) 981-4901 at least 10 minutes prior to the start time. Replays of the conference call can be accessed from 2:00 p.m. (ET) on March 15, 2004 through 5:00 p.m (ET) March 22, 2004, by dialing (719) 457-0820 plus the pass code 566114#. The call will also be broadcast live across the internet. To access the web cast go to http://www.libertymedia.com/investor_relations/default.htm. Links to this press release will also be available on the Liberty Media web site.

         LIBERTY MEDIA CORPORATION PROVIDES FOURTH QUARTER AND FULL YEAR
              SUPPLEMENTAL FINANCIAL INFORMATION AND 2004 GUIDANCE

Englewood, Colorado - On March 15, 2004, Liberty filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2003. The following release is being provided to supplement the information provided to investors in Liberty's Form 10-K as filed with the SEC. This information is not meant to serve as a release of financial results for Liberty. For information regarding Liberty's financial results, investors should refer to Liberty's financial statements included in its Form 10-K.

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of financial information on a stand-alone basis for certain of Liberty's privately held assets including:

o    QVC, Inc., a consolidated, 98% owned subsidiary of Liberty;

o Starz Encore Group LLC ("SEG"), a consolidated, wholly-owned subsidiary of Liberty;

o Discovery Communications, Inc. ("DCI" or "Discovery"); Jupiter Telecommunications Co., Ltd. ("J-COM"); and Jupiter Programming Co., Ltd. ("JPC"), each a privately held equity affiliate of Liberty.

The following tables and comments compare financial information for the three months and twelve months ended December 31, 2003 to the same period for 2002. Three month comparisons are referenced by "Q/Q", and twelve month comparisons are referenced by "Y/Y." Operating expense, as defined by Liberty and used in the following tables, consists of cost of sales, operating, and selling, general and administrative expenses (excluding stock compensation). Operating cash flow, as defined by Liberty and used in the following tables, represents revenue less operating expense. Excluded in determining operating cash flow are depreciation, amortization, stock compensation and other non-cash charges taken into account in determining operating income. Please see page 15 and Schedule 1 at the end of this document for a discussion of SEC rules and guidance regarding non-GAAP measures and actions taken by Liberty to comply with those rules and guidance, as well as for reconciliations for the applicable periods in 2003 and 2002 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

The selected financial information presented for each of the equity affiliates listed above was obtained directly from those affiliates. Liberty does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, Liberty relies on the management of these affiliates and their independent auditors to provide accurate financial information prepared in accordance with generally accepted accounting principles that Liberty uses in the application of the equity method. As a result, Liberty makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. Liberty is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on Liberty's consolidated financial statements. Further, Liberty could not, among other things, cause any noncontrolled affiliate to distribute to Liberty its proportionate share of the revenue or operating cash flow of such affiliate.

QVC

On September 17, 2003, Liberty announced that it had completed its previously announced acquisition of Comcast Corporation's approximate 57% ownership stake in QVC, Inc. QVC is now 98% owned by Liberty with the remainder owned by members of the QVC management team.

                                                             QVC, INC.
                                                  Summary Financial Information

                                      Q4 03           Q4 02          2003           2002
                                      ------          -----         ------          -----
                                                       (amounts in millions)
REVENUE:
  Domestic                            $1,233          1,163         $3,845          3,705
  International                          340            214          1,044            657
                                      ------          -----         ------          -----
    TOTAL REVENUE                      1,573          1,377          4,889          4,362
                                      ------          -----         ------          -----
OPERATING EXPENSE:
  Domestic                               941            896          2,957          2,875
  International                          284            194            919            626
                                      ------          -----         ------          -----
    TOTAL OPERATING EXPENSE            1,225          1,090          3,876          3,501
                                      ------          -----         ------          -----
OPERATING CASH FLOW:
  Domestic                               292            267            888            830
  International                           56             20            125             31
                                      ------          -----         ------          -----
    TOTAL OPERATING CASH FLOW         $  348            287         $1,013            861
                                      ======          =====         ======          =====
OPERATING INCOME                      $  229            248         $  785            737
                                      ======          =====         ======          =====
NET CASH                                                            $  905            274
                                                                    ======         ======

o QVC's revenue and operating cash flow increased 14% and 21% Q/Q and 12% and 18% Y/Y, respectively.

o QVC's domestic revenue and operating cash flow increased 6% and 9% Q/Q and 4% and 7% Y/Y, respectively. The domestic revenue increase resulted from increased sales volume primarily in the areas of apparel and accessories for both periods. The domestic operations shipped approximately 31.3 million units during the quarter, an increase of 15%, and approximately
     97.2 million units during the year, an increase of 9%. The average selling price declined 8.8% from $44.48 to $40.55 Q/Q and 5.7% from $44.64 to $42.09 Y/Y. Gross margins decreased slightly to 35.6% for the quarter and 36.5% for the year, however, through the benefits of scale economics and cost control efforts, domestic operating cash flow margins increased 70 basis points in both periods.

o QVC's international operations experienced very strong results for the quarter due to a combination of greater sales to existing subscribers, new subscriber growth and favorable foreign currency exchange rates. Revenue from international operations increased 59% for both periods as a result of strong performance from each of the international divisions. The average number of international subscribers increased from 42.6 million to 48.9 million, or 15%, Q/Q and increased from 40.3 million to 46.5 million, or 15%, Y/Y. Increased sales and higher gross margin helped the international operations increase operating cash flow from $20 million to $56 million, or 180%, Q/Q and from $31 million to $125 million, or four-fold Y/Y. The international cash flow margin increased from 9.3% to 16.5% Q/Q and from 4.7% to 12.0% Y/Y. Excluding the effect of exchange rates, the increase in QVC's international revenue and operating cash flow was 41% and 147% Q/Q and 42% and 257% Y/Y, respectively.

QVC - FY '04 GUIDANCE

The following estimates assume primarily, among other factors, that the product mix remains materially consistent with that experienced in 2003, foreign currency exchange rates remain constant, continued international growth and domestic sales trends consistent with that experienced in the second half of 2003.

For full year 2004 versus 2003, QVC operating results are expected to increase as follows:

o    Revenue by high single digits %; Operating cash flow by high single digits
     %.

o    Operating income will decrease by high teens %.

STARZ ENCORE GROUP LLC

Liberty owned 100% of SEG at December 31, 2003. The principal services of SEG are the STARZ!, Encore and Thematic Multiplex premium movie services.

                                               STARZ ENCORE GROUP LLC
                                            Summary Financial Information

                                 Q4 03            Q4 02       2003           2002
                                 -----            -----       -----          ----
                                                (amounts in millions)
Revenue                          $ 235            228         $ 906           945
Operating Expense                  136            126           538           574
                                 -----            ---         -----           ---
  OPERATING CASH FLOW            $  99            102         $ 368           371
                                 =====            ===         =====           ===
OPERATING INCOME (LOSS)          $  (2)            84         $ 266           297
                                 =====            ===         =====           ===
OUTSTANDING DEBT                                              $  23           375
                                                              =====         =====
TOTAL SUBSCRIPTION UNITS                                      151.0         135.9
                                                              =====         =====


o SEG's revenue increased by 3% and operating cash flow decreased by 3% Q/Q. SEG's revenue and operating cash flow decreased by 4% and 1% Y/Y, respectively.

o The increase in revenue Q/Q is primarily due to fees received for distribution of co-produced films and revenue resulting from the settlement of certain affiliate audits. The decrease in revenue Y/Y is primarily due to a lower effective per-subscriber fee under the Comcast affiliation agreement for the acquired AT&T systems and a decrease in STARZ! subscription units. The decrease in STARZ! subscription units is due to the negative effects of changes in marketing efforts and packaging of STARZ! that Comcast implemented prior to the execution of the 2003 Comcast Affiliation Agreement.

o The decrease in revenue from Comcast is partially offset by an 8% increase in revenue from other distribution partners. Total subscription units increased 11% at December 31, 2003 as compared to December 31, 2002. Substantially all of the increase in subscription units is attributable to Starz Encore's Thematic Multiplex service, which has lower subscription rates than the other Starz Encore services.

o Operating expenses increased 8% Q/Q primarily due to higher programming and marketing costs associated with a high profile LORD OF THE RINGS weekend in the fourth quarter of 2003. These increases were partially offset by a $17 million reversal of accruals related to prior periods. Operating expenses decreased by 6% Y/Y, however, due to lower affiliate marketing support and national branding as a result of very little marketing with Comcast for the first nine months of the year.

o The decrease in operating cash flow Q/Q is due to the increases in operating expenses. The decrease in operating cash flow Y/Y is due to the Y/Y revenue decline partially offset by lower operating expenses.

o SEG's outstanding bank debt was paid off in the fourth quarter of 2003 as part of Liberty's debt reduction plan. The $23 million debt balance at December 31, 2003 represents capital leases.

STARZ ENCORE - FY '04 GUIDANCE

The following estimates assume, among other factors, that SEG continues to experience positive trends under the new Comcast affiliation agreement, SEG's customers continue to see growth in digital subscribers consistent with that experienced historically, the timing of receipt of output product from the studios does not materially change, and that Starz subscription units reverse prior trend and begin to increase. These estimates further assume that SEG's 2004 programming costs increase between $175 million and $190 million over amounts expensed in 2003.

For full year 2004 versus 2003, SEG operating results are expected as follows:

o    Revenue between $940 and $965 million.

o    Operating cash flow between $185 and $210 million.

o    Operating income between $125 and $150 million.

DISCOVERY COMMUNICATIONS, INC.

Liberty owned 50% of DCI as of December 31, 2003.

                                                         DISCOVERY COMMUNICATIONS, INC.
                                                          Summary Financial Information

                                            Q4 03             Q4 02(1)        2003             2002(1)
                                           -------            --------       -------           -------
                                                              (amounts in millions)
REVENUE:
  Discovery Networks U.S.                  $   374              321          $ 1,351            1,121
  Discovery Networks International             120              105              416              358
  International Ventures                        16               14               58               51
  Consumer Products & Other(2)                  94              106              170              187
                                           -------              ---          -------            -----
    TOTAL REVENUE                              604              546            1,995            1,717
                                           -------              ---          -------            -----
OPERATING EXPENSE:
  Discovery Networks U.S.                      257              201              864              704
  Discovery Networks International              90               87              329              307
  International Ventures                        23               24               76               86
  Consumer Products & Other(2)                  83               93              218              241
                                           -------              ---          -------            -----
    TOTAL OPERATING EXPENSE                    453              405            1,487            1,338
                                           -------              ---          -------            -----
OPERATING CASH FLOW (DEFICIT):
  Discovery Networks U.S.                      117              120              487              417
  Discovery Networks International              30               18               87               51
  International Ventures                        (7)             (10)             (18)             (35)
  Consumer Products & Other(2)                  11               13              (48)             (54)
                                           -------              ---          -------            -----
    TOTAL OPERATING CASH FLOW              $   151              141          $   508              379
                                           =======              ===          =======              ===
OPERATING INCOME                           $   103               77          $   314              169
                                           =======              ===          =======              ===
OUTSTANDING DEBT                                                             $ 2,352            2,348
                                                                             =======          =======

(1)  CERTAIN PRIOR PERIOD AMOUNTS HAVE BEEN RECLASSIFIED.

(2)  INCLUDES ALL INTERCOMPANY ELIMINATIONS.

Total Q/Q revenue and operating expenses increased 11% and 12%, respectively while total Y/Y revenue and operating expenses increased 16% and 11% respectively. Total DCI operating cash flow increased 7% Q/Q and 34% Y/Y, driven by an increase in gross advertising revenue of 20% Q/Q and 23% Y/Y, and an increase in gross affiliate revenue of 10% Q/Q and 12% Y/Y offset by programming and marketing investments. DCI's affiliated networks now reach more than one billion cumulative worldwide subscribers.

DCI - DISCOVERY NETWORKS U.S.: Discovery Channel, TLC, Animal Planet, Travel Channel, Discovery Health Channel, FIT TV, Discovery Kids Channel, BBC-America Representation, The Science Channel, Discovery Times Channel, Discovery Home & Leisure Channel, Discovery Wings Channel, Discovery en Espanol, Discovery HD Theater and online initiatives.

o Domestic Networks now reach approximately 625 million cumulative subscribers. Domestic Networks revenue increased by 17% Q/Q and 21% Y/Y due to increases in both affiliate and advertising revenue. Operating expenses increased 28% Q/Q and 23% Y/Y due to increases in programming, marketing and sales related expenses. Operating cash flow decreased by 3% to $117 million Q/Q due to programming and marketing investments but increased 17% Y/Y to $487 million due to increased revenue.

o Net advertising revenue increased 19% Q/Q and 23% Y/Y due to growth in the overall advertising market and increases in both total day and prime time audience delivery.

o Net affiliate revenue increased 7% Q/Q and 16% Y/Y as aggregate subscribers increased by 20% Y/Y. Subscription units grew at a faster rate than net affiliate revenue primarily due to a disproportionate increase in subscribers of certain networks where a large number of subscribers are currently in a free contract period or have lower subscription fee rates than other channels. This revenue was net of launch support amortization and other items of $41 million and $33 million for the quarters ended December 31, 2003 and 2002, respectively and $150 million and $139 million for the years ended December 31, 2003 and 2002, respectively. Excluding the effects of launch support amortization, gross affiliate revenues increased 11% for the quarter and 13% for the year.

o Operating expenses increased 28% Q/Q and 23% Y/Y due to increases in programming, marketing and sales related expenses. The increase in programming and marketing expenses was due to an increased level of investment that helped drive ratings growth.

DCI - DISCOVERY NETWORKS INTERNATIONAL: Discovery Channels in Europe, Latin America, Asia, India, Germany, Italy/Africa and Kids-Latin America, Travel & Adventure-Latin America, Health-Latin America, Discovery Home & Leisure UK, Showcase Europe, Travel & Adventure Asia, Animal Planet-United Kingdom and Health Channel-United Kingdom.

o International Networks now reach approximately 310 million cumulative subscribers. International Networks revenue increased by 14% Q/Q and 16% Y/Y due to increases in both affiliate and advertising revenue and favorable exchange rates. Operating expenses increased 3% Q/Q and 7% Y/Y while operating cash flow increased by 67% to $30 million Q/Q and 71% to $87 million Y/Y. Excluding the effect of exchange rates, revenue increased by 7% Q/Q and 9% Y/Y, operating expenses decreased 1% Q/Q and increased 3% Y/Y, and operating cash flow increased 50% Q/Q and 46% Y/Y.

o Net advertising revenue increased 19% Q/Q and 21% Y/Y driven by positive developments in advertising sales and subscriber growth in all International regions.

o Net affiliate revenue increased by 6% Q/Q and 9% Y/Y as aggregate subscribers increased by 30% Y/Y. Subscription units grew at a faster rate than revenue primarily due to a disproportionate increase in subscribers of recently launched networks and certain networks in Asia where the majority are currently in a free contract period or have lower subscription fee rates than other International channels.

DCI - INTERNATIONAL VENTURES: Consolidated BBC/DCI Joint Venture Networks (Animal Planet networks in Europe, Asia, Latin America, People + Arts Latin America and Spain).

o International Ventures revenue increased by 14% Q/Q and 14% Y/Y due to strong subscriber growth in the UK and Europe. The operating cash flow deficit improved by 30% Q/Q from $10 million to $7 million and 49% Y/Y from $35 million to $18 million. International Ventures now reach over 130 million cumulative subscribers

DCI - CONSUMER PRODUCTS AND OTHER: The principal components of Discovery Consumer Products include a proprietary retail business comprised of a nationwide chain of 120 Discovery Channel stores, mail-order catalogs, an on-line shopping site, a global licensing and strategic partnerships business, and a supplementary education business reaching over 35 million students and 80,000 classrooms in the U.S.

o Operating cash flow declined by $2 million or 15% Q/Q and the operating cash flow deficit improved by $6 million or 11% Y/Y primarily due to an increase in licensing revenues, e-commerce sales, and the closure of underperforming stores.

DCI - OUTSTANDING DEBT: DCI's outstanding debt (including capital leases and other notes payable) remained relatively unchanged from December 31, 2002. Increases due to additional borrowings for the funding of start-up businesses, debt service costs and acquisitions were offset by lower capital expenditures, improvements in working capital and overall increases in operating cash flow.

DCI - FY '04 GUIDANCE

The following estimates assume primarily, among other factors, a stable advertising market (as compared to 2003) continued growth in international distribution, and a stable national retail environment (as compared to 2003).

For full year 2004 versus 2003, DCI consolidated operating results are expected to increase as follows:

Revenue by high teens %; Operating cash flow by high 20s %. Operating income by high 20s %.

NOTES:

BBC/DCI JOINT VENTURES - CONSOLIDATED:

The equity in the assets of the British Broadcasting Corporation/DCI joint ventures are predominantly held 50/50 by DCI and BBC. Exceptions involve participants related to the local market in which a specific network operates. Where DCI exercises control of BBC/DCI joint ventures, DCI consolidates financial results into International Ventures. Until such assets reach breakeven, 100% of the economic interests are consolidated. After DCI has fully recouped prior investment, the economic interests will match the equity interests and will be accounted for under the equity method.

BBC/DCI JOINT VENTURES - EQUITY AFFILIATES:

DCI accounts for its interests in remaining joint ventures, including interests in Discovery Channel Canada, Discovery Channel Japan, Animal Planet Canada, Animal Planet Japan, and Joint Venture Programming, as equity method investments. The operating results of these entities are not reflected in the results presented above.

OTHER JOINT VENTURES - DISCOVERY TIMES CHANNEL, DISCOVERY HEALTH CHANNEL, ANIMAL PLANET (US) - CONSOLIDATED:

DCI owns a 50% interest in Discovery Times Channel, a 72% interest in The Health Channel and a 60% interest in Animal Planet (US). These ventures are controlled by DCI and therefore DCI consolidates the revenues and operating expenses of the ventures as part of Discovery Networks U.S. Due to certain contractual redemption rights of the outside partners in the ventures, no losses of these ventures are allocated to the outside partners. Upon expiration of these rights, the economic interests will approximate the equity interests.

JUPITER TELECOMMUNICATIONS CO., LTD.

Liberty owned 45% of J-COM at December 31, 2003. J-COM is Japan's largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, high-speed Internet access and telephony services in Japan. Managed subscriber data includes all consolidated subsidiaries as well as equity affiliates that are managed by J-COM.

                                                                J-COM
                                                   Summary Financial Information

                                        Q4 03             Q4 02         2003            2002
                                        ------            -----        ------          -----
                                                          (amounts in millions)
Revenue                                 $  352            270          $1,233            931
Operating Expense                          222            202             804            720
                                        ------            ---          ------          -----
  OPERATING CASH FLOW                   $  130             68          $  429            211
                                        ======            ===          ======          =====
OPERATING INCOME (LOSS)                 $   37             (2)         $  114            (29)
                                        ======            ===          ======          =====
OUTSTANDING DEBT(1)                                                    $2,379          2,448
                                                                       ======          =====
MANAGED SUBSCRIBER DATA (000S):
Cable                                                                   1,527          1,423
High Speed Data                                                           633            504
Telephony                                                                 555            350
Homes Receiving Service(2)                                              1,755          1,591


(1) INCLUDES SHAREHOLDER DEBT OF $1,395 MILLION AND $682 MILLION, RESPECTIVELY, AT DECEMBER 31, 2003 AND 2002.

(2) REPRESENTS THE NUMBER OF HOUSEHOLDS SUBSCRIBING TO AT LEAST ONE J-COM BROADBAND SERVICE.

o J-COM's revenue increased 30% Q/Q and 32% Y/Y, operating expenses increased 10% Q/Q and 12% Y/Y and operating cash flow increased 91% Q/Q and 103% Y/Y. Excluding the effect of exchange rates, revenue increased by 18% Q/Q and 23% Y/Y, operating expenses were flat Q/Q and increased 4% Y/Y and operating cash flow increased 73% Q/Q and 88% Y/Y.

o Revenue increases were due to increased distribution in all three services and substantial growth in Internet and telephony revenue. Managed cable subscribers increased 7%, Internet services subscribers increased 26% and telephony subscribers increased 59%. Average monthly revenue per household receiving at least one service increased 10% to $58.

o Operating cash flow at J-COM increased due to the revenue increases combined with margin improvements associated with increased scale.

o J-COM served approximately 1.8 million homes at December 31, 2003, an increase of 10%, and services per household (total revenue generating units divided by total households served) rose from 1.43 to 1.55. Penetration of homes taking at least one service increased from 27.4% to 29.4%.

o Approximately 41% of J-COM's customers subscribed to more than one service at December 31, 2003, which translated into approximately 721,000 homes with multiple services. The triple play service option (taking all three services available) has steadily increased to 13.6% of J-COM's homes at December 31, 2003 compared to 8.7% at December 31, 2002. Nearly 100% of J-COM's network operates at 750 MHz capacity.

J-COM - FY '04 GUIDANCE

The following estimates assume continued subscriber growth, foreign currency exchange rates remain constant, a product mix that is consistent with that experienced during 2003 and continued cost control efforts, including programming costs.

For full year 2004 versus 2003, J-COM operating results, excluding the effect of exchange rates, are expected to increase as follows:

o    Revenue by low teens %; Operating cash flow by high teens %.

o    Operating income by approximately 45%.

JUPITER PROGRAMMING CO., LTD.

Liberty owned 50% of JPC at December 31, 2003. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 15 channels.

                                                     JUPITER PROGRAMMING CO., LTD.
                                                     Summary Financial Information

                                         Q4 03              Q4 02          2003            2002
                                         -------            -----        -------          ------
                                                           (amounts in millions)
Revenue                                  $   126              84         $   412             274
Operating Expense                            107              75             358             242
                                         -------              --         -------          ------
  OPERATING CASH FLOW                    $    19               9         $    54              32
                                         =======              ==         =======          ======
OPERATING INCOME                         $    16               8         $    44              23
                                         =======              ==         =======          ======
OUTSTANDING DEBT(1)                                                      $    61              57
                                                                         =======          ======
CUMULATIVE SUBSCRIBERS (000S)(2)                                          41,610          34,245

(1) INCLUDES SHAREHOLDER DEBT OF $19 MILLION AND $17 MILLION, RESPECTIVELY, AT DECEMBER 31, 2003 AND 2002.

(2) INCLUDES SUBSCRIBERS AT ALL CONSOLIDATED AND EQUITY OWNED JPC CHANNELS. SHOP CHANNEL SUBSCRIBERS ARE STATED ON A FULL-TIME EQUIVALENT BASIS.

o JPC's revenue increased 50% Q/Q and 50% Y/Y, operating expenses increased 43% Q/Q and 48% Y/Y and operating cash flow increased 111% Q/Q and 69% Y/Y. Excluding the effect of exchange rates, revenue increased by 36% Q/Q and 39% Y/Y, operating expenses increased 31% Q/Q and 37% Y/Y and operating cash flow increased 78% Q/Q and 58% Y/Y.

o JPC's revenue increased largely due to the increase in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Shop Channel, which is 70% owned by JPC, was the largest contributor generating an additional $30 million during the quarter and $98 million during the year in revenue versus the comparable periods in 2002. This increase was driven by a 17% increase in full-time equivalent ("FTE") homes and an increase of 14% in sales per FTE. Subscribers at other channels grew by 11% at CSN, 11% at Golf Network, 13% at J-Sky Sports, 11% at Discovery and 18% at Animal Planet.

o JPC's operating cash flow increased due to the revenue increase, partially offset by increased cost of goods sold, fulfillment, telemarketing, programming and general and administrative expenses.

JPC - FY '04 GUIDANCE

The following estimates assume continued subscriber growth across all programming services, increases in sales per home at Shop Channel and gross margins that are consistent with historical margins.

For full year 2004 versus 2003, JPC operating results, excluding the effect of exchange rates, are expected to increase as follows:

Revenue by mid-teens %; Operating cash flow by approximately 25% - 30%. Operating income by approximately 30%.

SUMMARY OF CASH AND LONG-TERM DEBT

The following is a summary of Liberty's cash and long-term debt as of December 31, 2003 and September 30, 2003.

                                                         12/31/2003          09/30/2003
                                                         ----------          ----------
                                                             (amounts in millions)
CASH AND CASH RELATED INVESTMENTS:
  Liberty Corporate Cash                                 $  1,866             2,399
  Corporate Short-term Investments                            254               232
  Corporate Long-term Marketable Securities(1)                239             1,300
                                                         --------            ------
    TOTAL CORPORATE CASH AND LIQUID INVESTMENTS             2,359             3,931
  Cash and Liquid Investments of Subsidiaries(2)            1,223               898
                                                         --------            ------
    TOTAL CASH AND LIQUID INVESTMENTS                       3,582             4,829
LESS: SHORT AND LONG-TERM SECURITIES                         (519)           (1,567)
                                                         --------            ------
  CONSOLIDATED CASH BALANCE (GAAP)                       $  3,063             3,262
                                                         ========            ======
DEBT:
  Senior Notes and Debentures(3)                         $  7,138             8,338
  Senior Exchangeable Debentures(4)                         4,638             4,766
  Bank Debt                                                  --                 250
                                                         --------            ------
    TOTAL CORPORATE DEBT                                   11,776            13,354
  Debt of Subsidiaries                                        258             1,090
                                                         --------            ------
    TOTAL CORPORATE AND SUBSIDIARY DEBT                    12,034            14,444
LESS: UNAMORTIZED DISCOUNT ATTRIBUTABLE
        TO CALL OPTION OBLIGATIONS                         (2,411)           (2,533)
      UNAMORTIZED DISCOUNT                                    (24)              (25)
                                                         --------            ------
  CONSOLIDATED DEBT BALANCE (GAAP)                       $  9,599            11,886
                                                         ========            ======

(1) REPRESENTS LONG-TERM LIQUID CASH EQUIVALENTS WHICH ARE INCLUDED IN INVESTMENTS IN AVAILABLE-FOR-SALE SECURITIES AND OTHER COST INVESTMENTS IN LIBERTY'S CONSOLIDATED BALANCE SHEET.

(2) INCLUDES $11 MILLION AND $20 MILLION OF SHORT-TERM AND $15 MILLION AND $15 MILLION OF LONG-TERM SECURITIES HELD BY SUBSIDIARIES AT DECEMBER 31, 2003 AND SEPTEMBER 30, 2003, RESPECTIVELY.

(3) REPRESENTS FACE AMOUNT OF SENIOR NOTES AND DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT.

(4) REPRESENTS FACE AMOUNT OF SENIOR EXCHANGEABLE DEBENTURES WITH NO REDUCTION FOR THE UNAMORTIZED DISCOUNT ATTRIBUTABLE TO THE EMBEDDED CALL OPTION OBLIGATION.

The above presentation is provided to separately identify parent-only cash and liquid investments and debt information from our consolidated cash and debt balances.

Liberty's Total Corporate Cash and Liquid Investments decreased by $1.6 billion to $2.4 billion and Total Corporate Debt decreased by $1.6 billion to $11.8 billion compared to September 30, 2003. The decreases in Corporate Cash and Liquid Investments and Corporate Debt were due to the repayment of debt, including $832 million of subsidiaries' debt. The debt payments were made as part of Liberty's debt reduction plan that was announced on November 20, 2003. Liberty's Corporate Cash and Liquid Investments was also affected by the proceeds from the unwinding of certain equity collars and sale of common stock related to Liberty's investments in Vivendi, News Corp., Cendant and certain other investments partially offset by the purchase of News Corp. ordinary ADSs.

SUMMARY OF SIGNIFICANT PUBLIC ASSETS

(AMOUNTS IN MILLIONS)             Market Value at
                                     12/31/03
                                  ---------------
The News Corporation Limited         $7,633
IAC/InterActiveCorp                  $4,697
UnitedGlobalCom, Inc.                $2,607
Other                                $7,018

SUMMARY OF EQUITY DERIVATIVES

Liberty has entered into equity collars, narrow-band collars, put-spread collars, written put and call options and other financial instruments to manage market risk associated with its investments in certain marketable securities. The estimated fair value of these financial instruments at December 31, 2003 was $2,622 million.

OUTSTANDING SHARES

At December 31, 2003, there were approximately 2.887 billion outstanding shares of L and LMC.B and 84 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At December 31, 2003, approximately 69% of the options to purchase L and LMC.B shares had a strike price that was higher than the closing stock price. Exercise of these options, as well as all other warrants and options to purchase L and LMC.B shares, would result in aggregate proceeds of approximately $1,056 million.

OTHER EVENTS:

LIBERTY COMPLETES SHARE EXCHANGE AGREEMENT WITH MAGNESS GROUP

On March 4, 2004, Liberty completed its previously announced transaction with parties related to the Bob Magness family pursuant to which those parties exchanged all of their 96 million shares of Liberty Media Series B common stock for 105 million shares of Liberty Media Series A common stock. The acquisition by Liberty of Series B shares in the transaction reduced Mr. Malone's percentage voting power in Liberty from approximately 43% to approximately 28%. Mr. Malone beneficially owns approximately 90% of the Series B shares outstanding after completion of this transaction.

LIBERTY ACQUIRES 9.15% VOTING INTEREST IN NEWS CORPORATION

On January 21, 2004, Liberty reported that it had acquired a 9.15% voting interest in The News Corporation Limited. After giving effect to a number of transactions, Liberty now owns 48 million News Corp. ordinary ADSs (NWS Voting
ADSs) and 210.8 million News Corp. preferred limited voting ADSs (NWS.A Non-Voting ADSs), for a total equity interest of approximately 17%. Currently, Liberty is the largest shareholder in News Corp. and has the second largest voting stake. During the past year, Liberty has increased its ownership in News Corp. by 26.8 million ADSs. In increasing its equity stake, Liberty effectively converted 21.2 million Non-Voting ADSs and $693 million in cash for 48 million Voting ADSs, taking into account proceeds from sales and unwinding of collars on Non-Voting ADSs.

LIBERTY COMPLETES ACQUISITION OF CONTROLLING INTEREST IN UNITEDGLOBALCOM

On January 5, 2004, Liberty announced that it had acquired all of the outstanding shares of Class B common stock of UnitedGlobalCom, Inc. ("United") from United's founding shareholders. All of United's holders of its 8,198,016 outstanding shares of Class B common stock have transferred their Class

B shares to Liberty in exchange for 12,576,968 shares of Liberty Media Series A Common Stock and a cash payment of approximately $13 million.

In January 2004, Liberty purchased an additional 18.3 million shares of United Class A common stock pursuant to certain pre-emptive rights granted to Liberty pursuant to our standstill agreement with United. In addition, in January 2004, United initiated a rights offering pursuant to which holders of each of United's Class A, Class B and Class C common stock received .28 transferable subscription rights to purchase a like class of common stock for each share of common stock owned by them on January 21, 2004. As a holder of United Class A, Class B and Class C common stock, Liberty participated in the rights offering and exercised its rights for a total cash purchase price of $565 million. Subsequent to these transactions, Liberty owns approximately 55% of United's common stock representing approximately 92% of the voting power of United's shares.

LIBERTY ANNOUNCES $4.5 BILLION DEBT REDUCTION PLAN

On November 20, 2003, Liberty announced that it will implement a significant debt reduction program. The plan called for a reduction of $2.5 billion of consolidated debt before year-end, which was achieved, and another $2.0 billion over the next two years.

CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE PRIVATELY HELD ASSETS OF LIBERTY MEDIA CORPORATION INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY MEDIA CORPORATION, INCLUDING THE MOST RECENTLY FILED FORM 10-Q OF LIBERTY MEDIA CORPORATION; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; SPENDING ON DOMESTIC AND FOREIGN ADVERTISING; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH PRIVATELY HELD ASSETS OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION INDUSTRY; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH PRIVATELY HELD ASSETS' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS RELEASE. LIBERTY MEDIA CORPORATION EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY MEDIA CORPORATION'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact: Mike Erickson 877-772-1518

NON-GAAP FINANCIAL MEASURES

The Securities and Exchange Commission ("SEC") has issued rules and guidance regarding the use by registrants of non-GAAP financial measures. Under these new rules, a non-GAAP financial measure is defined generally as a numerical measure of a registrant's historical or future financial performance, financial position or cash flow that:

     o excludes amounts, or are subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP; or

     o includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

The rules and guidance require, among other things, a quantitative reconciliation (to the extent available without unreasonable efforts in the case of forward-looking information) of the differences between the non-GAAP financial measure used with the most directly comparable GAAP financial measure. A statement of the reason why the registrant's management believes that presentation of the non-GAAP financial measure provides useful information to investors is required, as is a statement, if material, of any additional purposes for which the registrant's management uses the non-GAAP financial measure.

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held assets of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held asset's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less "operating expense," which Liberty defines as cost of sales, operating expenses, selling, general and administrative expenses (excluding stock compensation). Operating cash flow, as defined by Liberty, excludes depreciation, amortization, stock compensation and other non-cash charges taken into account in computing operating income in accordance with GAAP.

Liberty's management uses revenue and operating cash flow as a measure of operating performance and for purposes of making decisions about allocating resources to its subsidiaries and affiliates, and believes the presentation of operating cash flow is helpful information for investors when presented in conjunction with operating income. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement the information to present investors with the same information as Liberty's management considers in assessing the results of operations and performance of its assets.

The rules on non-GAAP financial measures were released by the SEC in January 2003 and are relatively new. We, in common with other registrants, are still in the process of interpreting the rules and monitoring developments and guidance by the SEC to ensure continued compliance. While we believe that the presentation in this press release complies with the SEC's rules, we can give no assurance that we will be able to provide the same or comparable measures in future press releases or announcements.

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation, for our largest consolidated subsidiaries and certain of our large equity affiliates, of operating cash flow to operating income calculated in accordance with GAAP for the three and twelve month periods ended December 31, 2003 and 2002.

Company                                        QVC               SEG              DCI             J-COM             JPC
Ownership %                                    98.2%             100%            50.0%            45.2%            50.0%
                                             -------            -----            -----            -----            -----
                                                                          (amounts in millions)
THREE MONTHS ENDED DECEMBER 31, 2003
OPERATING CASH FLOW                          $   348               99              151              130               19
  Depreciation and amortization                 (114)             (20)             (32)             (93)              (3)
  Stock compensation expense(1)                   (5)              76              (16)            --               --
  Other non-cash charges                        --               (157)            --               --               --
                                             -------            -----            -----            -----            -----
OPERATING INCOME                             $   229               (2)             103               37               16
                                             =======            =====            =====            =====            =====
THREE MONTHS ENDED DECEMBER 31, 2002
OPERATING CASH FLOW                          $   287              102              141               68                9
  Depreciation and amortization                  (37)             (18)             (51)             (70)              (1)
  Stock compensation expense(1)                   (2)            --                (13)            --               --
  Other non-cash charges                        --               --               --               --               --
                                             -------            -----            -----            -----            -----
OPERATING INCOME (LOSS)                      $   248               84               77               (2)               8
                                             =======            =====            =====            =====            =====
YEAR ENDED DECEMBER 31, 2003
OPERATING CASH FLOW                          $ 1,013              368              508              429               54
  Depreciation and amortization                 (222)             (75)            (120)            (314)             (10)
  Stock compensation expense(1)                   (6)             130              (74)              (1)            --
  Other non-cash charges                        --               (157)            --               --               --
                                             -------            -----            -----            -----            -----
OPERATING INCOME                             $   785              266              314              114               44
                                             =======            =====            =====            =====            =====
YEAR ENDED DECEMBER 31, 2002
OPERATING CASH FLOW                          $   861              371              379              211               32
  Depreciation and amortization                 (119)             (69)            (113)            (240)              (9)
  Stock compensation expense(1)                   (5)              (5)             (97)            --               --
  Other non-cash charges                        --               --               --               --               --
                                             -------            -----            -----            -----            -----
OPERATING INCOME (LOSS)                      $   737              297              169              (29)              23
                                             =======            =====            =====            =====            =====

(1) SEG AND DCI STOCK COMPENSATION EXPENSE REPRESENTS AMOUNTS PURSUANT TO PHANTOM STOCK APPRECIATION RIGHTS PLANS.